Sub-Item 77Q2


Nuveen Real Estate Income Fund
333-68948
811-10491


Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that a Form 4,Statement of Changes in Beneficial
Ownership, was filed late on behalf of the officer listed below.


OFFICER:

William Adams, IV filed a late Form 4 on January 29, 2010, accession number 0001225208-10-002640